Fidelity Bond Coverage

Underwriter:       Continental Casualty Company
Period for which premiums have been paid: From 12:01 a.m. on 8/19/2012 to 12:01 a.m. on 8/19/2013.

Policy Number:  169906855

Company	Coverage	Premium
Advisors’ Inner Circle Fund	$40,000,000	$20,506
The Advisors’ Inner Circle Fund II	$40,000,000	$9,447
Bishop Street Funds	$40,000,000	$749
Causeway Capital Management Trust	$40,000,000	$2,861
CNI Charter Funds	$40,000,000	$9,440
SEI Alpha Strategy Portfolios LP	$40,000,000	$1,151.74
SEI Liquid Asset Trust	$40,000,000	$1,377.11
SEI Tax Exempt Trust	$40,000,000	$9,337.23
SEI Daily Income Trust	$40,000,000	$16,096.98
SEI Institutional International Trust	$40,000,000	$6,670.81
SEI Institutional Managed Trust	$40,000,000	$30,183.90
SEI Asset Allocation Trust	$40,000,000	$2,431.99
SEI Institutional Investments Trust	$40,000,000	$56,120.72
Adviser Managed Trust	$40,000,000	$2,354.48
New Covenant Funds	$40,000,000	$2,435.64
SEI Structured Credit Fund, L.P.	$40,000,000	$637

* - SEI service entities bear 20% of the total cost of $214,750 or $42,950 leaving $171,800 to be distributed among insured funds.